Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of 1st Century Bancshares, Inc. of our report dated March 6, 2013 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of 1st Century Bancshares, Inc. for the year ended December 31, 2012.

/s/ Crowe Horwath LLP

Sherman Oaks, California

August 14, 2013